Shareholder meeting results (Unaudited)

November 19, 2009 meeting
At the meeting, each of the nominees for Trustees was elected, as follows:

      Votes for 	Votes withheld
Ravi Akhoury 		153,041,211 	5,337,719
Jameson A. Baxter 	153,097,852 	5,281,078
Charles B. Curtis 	152,999,187 	5,379,743
Robert J. Darretta 	153,241,736 	5,137,194
Myra R. Drucker 	153,182,801 	5,196,129
John A. Hill 		153,198,202 	5,180,728
Paul L. Joskow 		153,133,201 	5,245,729
Elizabeth T. Kennan* 152,922,642 	5,456,288
Kenneth R. Leibler 	153,213,469 	5,165,461
Robert E. Patterson 153,063,862 	5,315,068
George Putnam, III 	153,062,814 	5,316,116
Robert L. Reynolds 	153,268,841 	5,110,089
W. Thomas Stephens 	153,049,696 	5,329,234
Richard B. Worley 	153,184,678 	5,194,252

*Dr. Kennan retired from the Board of Trustees of the Putnam funds effective June 30, 2010.

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for 	Votes withheld Abstentions Broker non-votes

103,769,560 	3,475,056 	3,830,017 	47,304,297

All tabulations are rounded to the nearest whole number.